                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                      LIQUI-BOX CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                             LIQUI-BOX CORPORATION
                              POST OFFICE BOX 494
                          WORTHINGTON, OHIO 43085-0494
                           TELEPHONE: (614) 888-9280

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             ---------------------

To the Shareholders of
LIQUI-BOX CORPORATION:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Liqui-Box Corporation ("Liqui-Box") will be held at the Columbus Marriott North, 6500 Doubletree Avenue, Columbus, Ohio, on Thursday, April 20, 2000, at 9:00 a.m. (local time) for the following purposes:

    1.  To elect four (4) directors to serve for terms of two years each.

    2. To approve an amendment to the Liqui-Box's Code of Regulations, as amended, which would permit electronic proxy voting.

    3. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

    A copy of the Annual Report for the 1999 fiscal year accompanies this Notice.

                                          By Order of the Board of Directors,

                                          C. William McBee
                                          SECRETARY

Dated: March 27, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                             LIQUI-BOX CORPORATION
                              POST OFFICE BOX 494
                          WORTHINGTON, OHIO 43085-0494
                           TELEPHONE: (614) 888-9280

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                                    GENERAL

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Liqui-Box Corporation ("Liqui-Box") to be used at its Annual Meeting of Shareholders (the "Annual Meeting") to be held on April 20, 2000, and at any adjournment(s) thereof. Common shares represented by properly executed proxies will be voted at the Annual Meeting. Where a choice is specified by the shareholder, the proxy will be voted in accordance with such choice. Any proxy may be revoked at any time insofar as it has not been exercised provided notice of revocation of the proxy is received by Liqui-Box either in writing or in open meeting.

    This Proxy Statement and the accompanying proxy were first mailed to shareholders on or about March 27, 2000.

    February 24, 2000, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. On the record date, 4,468,476 common shares of Liqui-Box were outstanding and entitled to vote. The holders of common shares entitling them to exercise a majority of the voting power of Liqui-Box will constitute a quorum for the Annual Meeting.

    Common shares represented by signed proxies that are returned to Liqui-Box will be counted toward the quorum even though they are marked as "Withhold Authority" in respect of the election of directors or they are not marked at all. Broker/dealers, who hold their customers' common shares in street name, may, under the applicable rules of the self-regulatory organizations of which the broker/dealers are members, sign and submit proxies for such common shares and may vote such common shares on routine matters, which, under such rules, typically include the election of directors, but broker/dealers may not vote such common shares on other matters, which typically include approval of significant corporate transactions such as amendments to the articles of incorporation or code of regulations of a corporation and the approval of stock compensation plans, without specific instructions from the customer who owns such common shares. Proxies signed and submitted by broker/dealers, which have not been voted on certain matters as described in the previous sentence, are referred to as "broker non-votes". Such proxies count toward the establishment of a quorum.

    Each shareholder is entitled to one vote for each common share held and has cumulative voting rights in the election of directors. A shareholder wishing to exercise cumulative voting must so notify the President, a Vice President or the Secretary of Liqui-Box in writing not less than forty-eight hours before the Annual Meeting. If cumulative voting is requested, each shareholder will have a number of votes equal to the number of directors to be elected multiplied by the number of common shares owned by him and will be entitled to distribute his votes among the nominees as he sees fit. If cumulative voting is requested, as described above, the enclosed proxy would grant discretionary authority to the proxies named therein to cumulate votes and to distribute the votes among the candidates.

                        PRINCIPAL HOLDERS OF SECURITIES

    The following table sets forth certain information concerning the beneficial ownership of Liqui-Box's common shares by the only persons known to Liqui-Box to own beneficially more than five percent (5%) of the outstanding common shares of Liqui-Box.

                                                            COMMON SHARES OF
                                                         LIQUI-BOX BENEFICIALLY
                                                              OWNED(1)(2)
NAME AND ADDRESS                                      ----------------------------
OF BENEFICIAL OWNER                                    AMOUNT        % OF TOTAL(3)
-------------------                                   ---------      -------------
Samuel B. Davis.....................................  1,602,695(4)       34.9%
6950 Worthington-Galena Road
P. O. Box 494
Worthington, Ohio 43085

Kayne Anderson Investment Management, LLC...........    280,888(5)        6.3%
1800 Avenue of the Stars
Second Floor
Los Angeles, CA 90067

T. Rowe Price Associates, Inc.......................    267,500(6)        6.0%
100 East Pratt Street
Baltimore, MD 21202

------------------------

(1) As of February 24, 2000, except as otherwise indicated.

(2) Sole voting and investment power, unless otherwise indicated.

(3) The percent of total is based upon the sum of 4,468,476 common shares outstanding on February 24, 2000 and the number of common shares, if any, as to which the named person has the right to acquire beneficial ownership upon the exercise of presently exercisable options.

(4) Includes 126,129 common shares subject to presently exercisable options and 62,049 common shares held for the account of Mr. Davis in the Liqui-Box Corporation Employees' Stock Ownership Plan (the "Liqui-Box ESOP"). Supplemental Retirement Discounted Options become exercisable upon termination of employment. Under the rules of the Securities and Exchange Commission (the "SEC"), options which become exercisable during the next 60 days are deemed to be presently exercisable options. For purposes of determining presently exercisable options, it is assumed that Mr. Davis will not terminate his employment with Liqui-Box during the next 60 days. Also includes 490,113 common shares held by Mr. Davis as the Successor Trustee under the S.S. Davis Residual Trust. Also includes 127,027 common shares deposited with Mr. Davis in his capacity as voting trustee of a trust that expires on September 29, 2003. Mr. Davis exercises sole voting power, but has no investment power, with respect to the common shares deposited in the trust. Mr. Davis holds the right of first refusal on the disposal of these common shares. Does not include 5,460 common shares as to which the wife of Mr. Davis has sole voting and investment power.

(5) Based on information contained in filings with the SEC dated February 1, 2000, Kayne Anderson Investment Management, LLC, a registered investment adviser, has shared investment and shared voting power with respect to 280,888 common shares.

(6) Based on information contained in filings with the SEC dated February 14, 2000, T. Rowe Price Associates, Inc., a registered investment advisor, has sole investment power with respect to 267,500 common shares, of which they have sole voting power with respect to 94,300 of these common shares.

    The following table sets forth, as of February 24, 2000, certain information with respect to Liqui-Box's common shares owned beneficially by each director of Liqui-Box, by each nominee for election as a director of Liqui-Box, by each executive officer of Liqui-Box named in the SUMMARY COMPENSATION TABLE and by all current directors and executive officers of Liqui-Box as a group:

                                                           COMMON SHARES OF
                                                        LIQUI-BOX BENEFICIALLY
                                                            OWNED(1)(2)(3)
                                                     ----------------------------
NAME OF BENEFICIAL OWNER                              AMOUNT        % OF TOTAL(4)
------------------------                             ---------      -------------
Samuel B. Davis....................................  1,602,695(5)       34.9%
Robert S. Hamilton.................................    150,264(6)        3.3%
Samuel N. Davis....................................    118,682(7)        2.6%
C. William McBee...................................     57,762(8)        1.3%
Stewart M. Graves..................................     10,000(9)        0.2%
Barry L. Pritchard.................................      5,299(10)       0.1%
Russell M. Gertmenian..............................      2,600(11)       0.1%
Carl J. Aschinger, Jr..............................      1,184           0.0%
Charles R. Coate...................................      1,252           0.0%
All current directors and executive officers as a
group (10 persons).................................  1,949,739(12)      41.7%

------------------------

 (1) As of February 24, 2000. All fractional common shares have been rounded.

 (2) Sole voting and investment power, unless otherwise indicated.

 (3) Supplemental Retirement Discounted Options become exercisable upon termination of employment. Under SEC rules, options that become exercisable during the next 60 days are deemed to be presently exercisable options. For purposes of determining presently exercisable options, it is assumed that no current executive officer will terminate his employment with Liqui-Box during the next 60 days.

 (4) See footnote (3) to the preceding table.

 (5) See footnote (4) to the preceding table.

 (6) Includes 26,651 common shares subject to presently exercisable options and 1,471 common shares held for his account in the Liqui-Box ESOP. Does not include 4,746 common shares as to which his wife has sole voting and investment power.

 (7) Includes 10,345 common shares subject to presently exercisable options and 231 common shares held for his account in the Liqui-Box ESOP. Also includes 15,750 common shares held in an indirect trust as to which he has no voting power and shared investment power. Does not include 4,652 common shares as to which his wife has sole voting and investment power.

 (8) Includes 27,307 common shares subject to presently exercisable options and 1,055 common shares held for his account in the Liqui-Box ESOP.

 (9) Includes 10,000 common shares subject to presently exercisable options.

 (10) Includes 3,977 common shares subject to presently exercisable options and 54 common shares held for his account in the Liqui-Box ESOP.

 (11) Includes 1,600 common shares held as custodian for son.

 (12) Includes, as to all current directors and executive officers of Liqui-Box as a group, 204,409 common shares subject to presently exercisable options and 64,861 common shares held for their respective accounts in the Liqui-Box ESOP.

                             ELECTION OF DIRECTORS

    In February, 2000, the number of directors of Liqui-Box was increased from seven (7) to eight (8) and one position is currently vacant. At the Annual Meeting, four directors will be elected to hold office until the 2002 Annual Meeting of Shareholders and until their respective successors are elected and qualified. It is the intention of the persons named as proxies in the accompanying form of proxy to vote the common shares represented by such proxy for the election as directors of the persons named in the following table unless the proxy is marked otherwise. In case any person named in the table is unable to serve or is unwilling to accept nomination or election (which is not anticipated), the persons named as proxies in the accompanying proxy will vote the common shares represented by such proxy for one or more substitute nominees designated by the present Board of Directors. Under Ohio law and Liqui-Box's Code of Regulations, the four nominees for election as directors in the class whose terms expire in 2002 receiving the greatest number of votes will be elected as directors. Common shares as to which the voting authority is withheld will be counted for quorum purposes but will not be counted toward the election of directors, or toward the election of individual nominees specified on the form of proxy.

    The following individuals have been nominated by the Board of Directors of Liqui-Box for election to the class of directors whose terms expire in 2002:

NAME, AGE, YEAR LIQUI-BOX
DIRECTORSHIP COMMENCED        POSITIONS AND OFFICES WITH LIQUI-BOX, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS
-------------------------     ----------------------------------------------------------------------------------
Samuel B. Davis .........     Chairman, Chief Executive Officer, Treasurer and Director of Liqui- Box
58-1977

Russell M. Gertmenian ...     Partner of Vorys, Sater, Seymour and Pease LLP, a law firm; Director of Liqui-Box;
52-1995                         Director of AirNet Systems, Inc., a national courier system; Director of
                                Abercrombie & Fitch Co., Inc., a clothing retailer

John Trostheim ..........     President of ABB Industrial Systems, Inc., Automation Products Group, an
54                              engineering firm in Cleveland, Ohio

Robert L. Zeig ..........     Assistant General Counsel, Battelle Memorial Institute, a research, development
66                              and commercialization of technology firm in Columbus, Ohio

    The following directors will continue to serve after the Annual Meeting until the 2001 Annual Meeting of Shareholders:

NAME, AGE, YEAR LIQUI-BOX
DIRECTORSHIP COMMENCED        POSITIONS AND OFFICES WITH LIQUI-BOX, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS
-------------------------     ----------------------------------------------------------------------------------
Carl J. Aschinger, Jr. ...    Director of Liqui-Box; Chairman and Chief Executive Officer of The Columbus
61-1985                         Showcase Company, a manufacturer of retail showcases in Columbus, Ohio

Charles R. Coate ........     Director of Liqui-Box; Vice President of Fifth Third Bank, Columbus, Ohio
58-1997

Samuel N. Davis .........     Vice President, Development and Director of Liqui-Box
35-1997

C. William McBee ........     Chief Operating Officer, President, Secretary and Director of Liqui- Box
57-1996

    Mr. McBee has been Chief Operating Officer and President of Liqui-Box since December 1997. From February 1994 until December 1997, Mr. McBee was a Vice President of Liqui-Box. Mr. Samuel N. Davis has been Vice President, Development of Liqui-Box since April 1996. From September 1995 until April 1996 and prior to January 1993, Mr. Samuel N. Davis held various offices with Liqui-Box. From January 1993 through August 1995,
Mr. Samuel N. Davis was an active investor in Zacchaeus Clothiers, Columbus, Ohio, a clothing retailer. Each other director or nominee for election as a director has had the same principal occupation for the past five years.

    Russell M. Gertmenian, a director of Liqui-Box, is a partner in the law firm of Vorys, Sater, Seymour and Pease LLP, which rendered legal services to Liqui-Box during the 1999 fiscal year and continues to render legal services to Liqui-Box during the 2000 fiscal year.

    Samuel B. Davis is the father of Samuel N. Davis.

    During 1999, there were two meetings of Liqui-Box's Board of Directors. Each of the incumbent directors attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors during the period he served and the total number of meetings held by all committees of the Board of Directors on which he served during the period he served.

    Liqui-Box has an Audit Committee consisting of Carl J. Aschinger, Jr., Russell M. Gertmenian and Robert S. Hamilton. The Audit Committee met once during 1999. Its function is to review the adequacy of Liqui-Box's system of internal controls, to investigate the scope and adequacy of the work of Liqui-Box's auditors and to recommend to the directors a firm to serve as Liqui-Box's auditors.

    Liqui-Box does not have a compensation committee or a nominating committee separate from the Board as a whole.

                      REPORT OF THE BOARD OF DIRECTORS AND
                             STOCK OPTION COMMITTEE
                           ON EXECUTIVE COMPENSATION

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF LIQUI-BOX'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THIS REPORT AND THE GRAPH SET FORTH ON PAGE 11 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

    The Board of Directors makes decisions on compensation of Liqui-Box's executive officers, except that the Stock Option Committee makes decisions on stock option compensation. Set forth below is a report of the Board addressing Liqui-Box's compensation policies as they affect Samuel B. Davis, the Chief Executive Officer (CEO), and Robert S. Hamilton, C. William McBee, Samuel N. Davis, Stewart M. Graves, Barry L. Pritchard and William Duelge, the other current executive officers of Liqui-Box.

COMPENSATION PRINCIPLES

    Liqui-Box's executive compensation program has existed in its present form for approximately fourteen years and consists of base salary, a bonus based on pretax profits payable under the Liqui-Box Corporation Profit Participation Plan (the "Liqui-Box PPP"), contributions to various savings and stock ownership programs and stock options.

    Liqui-Box recognizes the need for executive compensation to be directly reflective of corporate earnings performance. As such, the philosophy has been for many years, and continues to be, that base salary should constitute a small portion of an executive officer's total compensation package with the largest portion of his compensation being based on an allocated percentage of pretax profits under the Liqui-Box PPP. This practice applies to the majority of Liqui-Box employees, with the exception that, at lower levels of responsibility, a greater portion of compensation is base salary with less of the employee's total compensation being tied to profit.

    Under the Liqui-Box PPP, pretax profits are calculated quarterly for the first three quarters and are estimated in December for the fourth quarter. Liqui-Box applies a fixed percentage to each quarter's pretax profit to come up with an allocation to be distributed among all the eligible employees in the form of a quarterly bonus. This allocation is further broken down to distribute a greater fixed percentage to those employees who have a more direct impact on corporate profits (CEO, officers, managers) and a smaller fixed percentage to those employees who have a less direct impact on profits.

    If Liqui-Box's pretax profits increase, the allocation of pretax profit dollars to compensation increases in direct proportion to the increase in pretax profits. If pretax profits decrease, so does the allocation of pretax profit dollars to compensation. This directly impacts compensation of executive officers, as well as all other eligible employees.

    The Board believes that this type of compensation has attracted, and continues to attract, the type of executive officers and employees that are critical to the long-term success of Liqui-Box. The Board also believes that this type of compensation has led, and will continue to lead, to the solid earnings growth of Liqui-Box while rewarding executive officers and employees for their joint effort to improve profitability.

    Since 1992, stock option grants have been used to create long-term incentives to continue the growth in shareholder value. In that year, the Stock Option Committee adopted guidelines for annual option grants under the 1990 Liqui-Box Corporation Stock Option Plan (the "1990 Stock Option Plan"). The Stock Option Committee believes option grants in accordance with these guidelines in the past has accomplished, and in the future will accomplish, the objective of linking the compensation of executive officers to increases in shareholder wealth as reflected in the market price of the common shares.

    Accordingly, in September 1999, the committee granted options to Messrs. Davis, Davis, McBee and Pritchard and based on the adopted guidelines and its subjective determination of the relative current and future contribution that each of them has made or may make to the future long-term welfare of the Company.

    Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits a publicly-held corporation, such as Liqui-Box, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation."

    Liqui-Box does not have a policy that requires all compensation payable in 1999 and thereafter to the covered executive officers to be deductible under
Section 162(m). Liqui-Box has not attempted to revise the Liqui-Box PPP or the 1990 Stock Option Plan to satisfy the "performance-based compensation" exceptions but may, in the future, consider doing so if compensation paid thereunder would otherwise not be deductible under Section 162(m) and such provisions would not distort or discourage the existing incentives for performance that enhance the value of Liqui-Box. In all cases, however, whether or not some portion of a covered executive officer's compensation is tax-deductible, Liqui-Box will continue to carefully consider the net cost and value to Liqui-Box of its compensation policies.

    In 1999, Liqui-Box adopted an Executive Deferred Compensation Plan, primarily for the purpose of providing deferred compensation for a select group of management. Under the plan, eligible participants can defer up to 100% of their cash compensation as well as gains from the exercise of non-qualified stock options.

COMPANY PERFORMANCE AND CEO COMPENSATION

    As indicated above, Liqui-Box's executive compensation program is based, in large part, upon business performance. This pay-for-performance program is exemplified in the compensation of the CEO.

    The Board has believed, since the mid-1980s when the present executive compensation program was approved, and continues to believe, that Mr. Davis' base salary of $70,000, which has been unchanged for approximately seven years, is substantially below the base salaries of CEO's in the peer group included in the performance graph.

    Approximately 95% of Mr. Davis' cash compensation for 1999 was paid in the form of a cash bonus under the Liqui-Box PPP. The amount of this bonus is directly tied to the pretax profits of Liqui-Box. Mr. Davis' 1999 cash bonus under the PPP program increased from the 1998 amount in proportion to the increase in pretax profits from 1998 to 1999. Had Liqui-Box failed to make a profit, Mr. Davis, as well as most of the other employees, would have received no bonus under the Liqui-Box PPP.

                                 Submitted by:

                            Carl J. Aschinger, Jr.*
                               Charles R. Coate*
                                Samuel B. Davis
                                Samuel N. Davis
                             Russell M. Gertmenian*
                               Robert S. Hamilton
                                C. William McBee

                            ------------------------

                       *Member of Stock Option Committee.

                           SUMMARY COMPENSATION TABLE

    The following table summarizes compensation awarded or paid to, or earned by, Liqui-Box's CEO and the other four most highly compensated executive officers of Liqui-Box during each of the last three years:

                                                                           LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                                                        ---------------
                                                ANNUAL COMPENSATION       SECURITIES
                                               ----------------------     UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR     SALARY($)    BONUS($)    OPTIONS/SARS(#)    COMPENSATION($)
---------------------------         --------   ---------   ----------   ---------------    ---------------
Samuel B. Davis,                      1999      $70,000    $1,251,507        2,325(2)          $ 6,926(1)
Chairman, Chief                       1998      $70,000    $1,164,312            0             $11,044
Executive Officer,                    1997      $70,000    $1,032,715            0             $15,123
Treasurer

C. William McBee,                     1999      $70,000    $  422,734          863(2)          $11,541(1)
President, Chief                      1998      $70,000    $  385,273        6,250             $11,209
Operating Officer                     1997      $70,000    $  212,939           --             $12,202

Samuel N. Davis,                      1999      $51,000    $  202,672          376(2)          $ 7,571(1)
Vice President--                      1998      $51,000    $  149,872            0             $ 7,341
Development(3)                        1997      $51,000    $  134,900            0             $ 5,466

Stewart M. Graves,                    1999      $42,000    $  173,319            0             $21,532(1)
Vice President--                      1998      $42,000    $  157,920            0             $19,992
International(4)                      1997      $62,000    $  101,110            0             $16,311

Barry L. Pritchard,                   1999      $42,200    $  156,458          257(2)          $ 1,084(1)
Vice President--                      1998      $40,900    $   95,981        2,224             $ 3,466
Technology &                          1997      $    --    $       --            0             $    --
Equipment
Development(5)

------------------------

(1) Includes employer contributions to the Liqui-Box ESOP and to the 401(k) portion of the Liqui-Box Corporation Employees' Profit Sharing and Salary Deferral Plan (the "Liqui-Box Profit Sharing and Salary Deferral Plan"). Does not include amounts allocable to the named executive officers' accounts in the deferred profit-sharing portion of the Liqui-Box Profit Sharing and Salary Deferral Plan for 1999, which amounts will be calculated during 2000 and disclosed as earned in 1999 in next year's proxy statement. The amount shown for Stewart M. Graves relates to employer pension costs in the United Kingdom.

(2) Options granted pursuant to the 1990 Stock Option Plan. See table under OPTIONS GRANTED IN THE LAST FISCAL YEAR for more detailed information on such options.

(3) Samuel N. Davis became an executive officer in April 1996.

(4) Mr. Graves became an executive officer in August 1996.

(5) Mr. Pritchard became an executive officer in December 1998.

                    OPTIONS GRANTED IN THE LAST FISCAL YEAR

    The following table sets forth information concerning individual grants of options made under the 1990 Liqui-Box Corporation Stock Option Plan during the last fiscal year to each of the named executive officers. Liqui-Box has never granted stock appreciation rights.

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                NUMBER OF      % OF TOTAL                                 ANNUAL RATES OF STOCK
                                SECURITIES      OPTIONS                                  PRICE APPRECIATION FOR
                                UNDERLYING     GRANTED TO                                    OPTION TERM(1)
                                 OPTIONS      EMPLOYEES IN     EXERCISE     EXPIRATION   -----------------------
NAME                           GRANTED (#)    FISCAL YEAR    PRICE ($/SH)      DATE          5%          10%
----                           ------------   ------------   ------------   ----------   ----------   ----------
Samuel B. Davis..............      2,325(2)        5.5%         $53.31        9/01/09     $77,957      $197,532

Samuel N. Davis..............        376(2)         .9%         $53.31        9/01/09     $12,607      $ 31,945

C. William McBee.............        863(2)        2.0%         $53.31        9/01/09     $28,936      $ 73,320

Barry L. Pritchard...........        257(2)         .6%         $53.31        9/01/09     $ 8,617      $ 21,835

------------------------

No other options were granted to named executive officers during fiscal year
1999.

(1) The amounts reflected in this table represent certain assumed rates of appreciation only. Actual realized values, if any, on option exercises will be dependent on the actual appreciation of the common shares of Liqui-Box over the term of the options. There can be no assurances that the Potential Realized Values reflected in this table will be achieved.

(2) These were granted on September 1, 1999 as part of the LB Shares program, whereby Liqui-Box grants options annually to the majority of employees based on prior year's wages. The options become exercisable in 25% increments, per year, beginning on the anniversary of the grant date and are forfeited upon termination of employment for reasons other than death or disability.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth certain information with respect to options exercised during the last fiscal year by each of the named executive officers and information concerning unexercised options held at year end by such executive officers:

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                              OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                           SHARES                                YEAR-END(#)            FISCAL YEAR-END($)(1)(2)
                          ACQUIRED          VALUE        ---------------------------   ---------------------------
NAME                   ON EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   --------------   --------------   -----------   -------------   -----------   -------------
Samuel B. Davis......          0                  0        126,129        133,609      $3,207,756      $4,598,003

C. William McBee.....      1,800            $47,588         27,307         14,066      $  587,885      $  301,961

Samuel N. Davis......          0                  0         10,345            376      $  226,452      $        0

Stewart M. Graves....          0                  0         10,000              0      $  217,500      $        0

Barry L. Pritchard...          0                  0          3,977          2,119      $   77,558      $   18,530

------------------------

(1) All values shown are pretax.

(2) Based on the fiscal year-end closing price of $49.50 per common share.

                             DIRECTOR COMPENSATION

    Prior to 2000, directors who were not employees of Liqui-Box received a $2,500 per quarter retainer. In December 1998, two (2) directors, elected to receive Liqui-Box common shares in lieu of a cash payment for their quarterly retainer. The two (2) directors each received 196 Liqui-Box common shares in

1999. Beginning in 2000, the director quarterly retainer was increased to $3,750. The Directors who are employees of Liqui-Box receive no additional compensation for serving as directors.

                  TRANSACTIONS INVOLVING MANAGEMENT AND OTHERS

    On December 14, 1999, Liqui-Box repurchased 922 Liqui-Box common shares from
C. William McBee, President of Liqui-Box, at $54.1875 per common share, which was the fair market value of the common shares on the date of the repurchase. This sale by Mr. McBee was in connection with his exercise of options for 1,800 Liqui-Box common shares.

    On January 6, 2000, Liqui-Box purchased real property from a trust, for which Samuel B. Davis, Chairman of the Board is a trustee, for $675,000. The purchase price was based upon the appraised value of the real property as determined by The Charles R. Porter Company, an independent appraisal firm.

                             PEER GROUP COMPARISON

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

    The following line graph compares the yearly percentage change in Liqui-Box's cumulative total shareholder return (as measured by dividing
(i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between Liqui-Box's common share price at the end and the beginning of the measurement period; by (ii) the common share price at the beginning of the measurement period) against the cumulative return of the Wilshire 5000 Index and the Dow Jones Containers/Packaging Industry Group Index for the five year period ended December 31, 1999.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                   AMONG LIQUI-BOX CORPORATION, WILSHIRE 5000
                    AND DOW JONES CONTAINERS/PACKAGING INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC


      Liqui-Box  Wilshire 5000  Dow Jones Container/Packaging Index
1994    $100.00        $100.00                              $100.00
1995     $90.00        $133.00                              $108.00
1996    $101.00        $159.00                              $137.00
1997    $123.00        $205.00                              $155.00
1998    $165.00        $249.00                              $135.00
1999    $160.00        $304.00                              $103.00

    OVERALL--Each performance graph index begins with a base value of $100. This base is adjusted by annual stock market price changes and cumulative annual dividend payments over the time frame of each index (as specified by the SEC in its disclosure rules).

    LIQUI-BOX CORPORATION--Stock prices and dividends adjusted for stock splits.

    WILSHIRE 5000--The broadest of all indices, tracking value of all stock issues for which quotes are available. Changes are measured against a base value established in December 31, 1980. This index is market-value weighted.

    DOW JONES CONTAINERS/PACKAGING INDUSTRY GROUP--An industry index published by Dow Jones of geographically representative companies in the industry. The index is adjusted to account for stock splits and dividends.

             BOARD OF DIRECTOR INTERLOCKS AND INSIDER PARTICIPATION

    Liqui-Box does not have a compensation committee; therefore, the Board functions as that committee. The Board includes Samuel B. Davis, Samuel N. Davis, C. William McBee and Robert S. Hamilton, current executive officers of Liqui-Box, each of whom participated in Board discussions concerning executive officer compensation. Russell M. Gertmenian, who is a partner in the law firm of Vorys, Sater, Seymour and Pease LLP, which rendered legal services to Liqui-Box during the 1999 fiscal year and continues to render legal services to Liqui-Box during the 2000 fiscal year, also serves on the Board of Directors and on the Stock Option Committee.

       APPROVAL OF PROPOSED AMENDMENT TO CODE OF REGULATIONS, AS AMENDED

    Article I, Section 8 of Liqui-Box's Code of Regulations, as amended (the "Regulations"), presently permits a Liqui-Box shareholder to vote by proxy, if the proxy is in writing signed by the shareholder. Effective September 13, 1999, the Ohio General Corporation Law was amended to expand the methods a shareholder can use to grant a proxy. The Ohio General Corporation Law now permits a shareholder to grant a proxy by any verifiable communication authorized by the shareholder granting the proxy. Any transmission that creates a record capable of authentication that appears to have been transmitted by the shareholder granting a proxy is permitted, including electronic mail and telephone, as well as traditional written proxies. The Regulations currently do not provide for a Liqui-Box shareholder to grant a proxy by electronic mail, telephone or other electronic media. The proposed amendment to the Regulations would expressly authorize Liqui-Box shareholders to use the more modern forms of proxy voting now permitted by the Ohio General Corporation Law.

    The Board of Directors of Liqui-Box has approved and recommends that the shareholders of Liqui-Box adopt the proposed amendment to the Regulations to permit Liqui-Box shareholders to use electronic mail, telephone and similar methods to grant a proxy. The proposed amendment would provide that a Liqui-Box shareholder could grant a proxy by any method authorized by Ohio law. If the proposed amendment is approved, the text of Article I, Section 8 of the Regulations would read in its entirety as follows:

    SECTION 8. PROXIES. At meetings of the shareholders, any shareholder of record entitled to vote thereat, or to execute consents, waivers, or releases, may be represented and may vote at such meetings, execute consents, waivers, and releases, and exercise any of his other rights as a shareholder, by proxy or proxies appointed by an instrument in writing signed by such shareholder or appointed in any other manner permitted by Ohio law. Any such instrument in writing or record of any such appointment shall be filed with or received by the secretary of the meeting before the person(s) holding such proxy or proxies shall be allowed to vote thereunder. No appointment of a proxy or proxies is valid after the expiration of eleven months after it is made unless the writing or other communication which appoints such proxy or proxies specifies the date on which it is to expire or the length of time it is to continue in force.

    Approval of the proposed amendment to the Regulations is being sought because the Ohio General Corporation Law and the Regulations require the approval by Liqui-Box shareholders of any amendment to the Regulations. If adopted by Liqui-Box shareholders, the proposed amendment to the Regulations will become effective immediately without any additional action by Liqui-Box or its shareholders.

    The affirmative vote of the holders of not less than a majority of Liqui-Box's outstanding common shares is required to amend the Regulations. Under Ohio law and the Regulations, abstentions and broker non-votes are counted as present; and the effect of an abstention or non-vote is the same as a "no" vote.

THE LIQUI-BOX BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ADOPTION OF THE PROSPOSED AMENDMENT TO THE REGULATIONS. Unless otherwise indicated, the persons named as proxies in the Proxy will vote all Proxies in favor of approving the proposed amendment.

              NOTIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors of Liqui-Box has selected Deloitte & Touche LLP to serve as independent auditors for Liqui-Box and its subsidiaries at the close of the current fiscal year. Deloitte & Touche LLP has served as independent auditors for Liqui-Box since April 7, 1995. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 ANNUAL REPORT

    The 1999 Annual Report, which includes financial statements and information concerning Liqui-Box's operations during the 1999 fiscal year, accompanies this Proxy Statement.

    LIQUI-BOX WILL PROVIDE, WITHOUT CHARGE, TO ANY PERSON SOLICITED (UPON WRITTEN REQUEST OF SUCH PERSON), A COPY OF LIQUI-BOX'S ANNUAL REPORT ON FORM 10-K FOR THE 1999 FISCAL YEAR, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES THEREIN, REQUIRED TO BE FILED WITH THE SEC. SUCH REQUEST SHOULD BE ADDRESSED TO SAMUEL B. DAVIS, CHAIRMAN, LIQUI-BOX CORPORATION, P.O. BOX 494, WORTHINGTON, OHIO 43085-0494.

                                 OTHER MATTERS

    The management and the Board of Directors of Liqui-Box do not know of any other matters that may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named as proxies in the accompanying form of proxy to vote the common shares represented by the proxy in their discretion as the Board of Directors may recommend. The enclosed proxy is being solicited by the Board of Directors of Liqui-Box. Liqui-Box will bear the cost of solicitation of proxies. In addition to the use of the mails, officers, directors and regular employees of Liqui-Box, may solicit proxies personally, by telephone or by facsimile.

                             SHAREHOLDER PROPOSALS

    Proposals by Liqui-Box shareholders intended to be presented at the 2001 Annual Meeting of Shareholders must be received by the Secretary of Liqui-Box no later than November 27, 2000, in order to be considered for inclusion in Liqui-Box's proxy, notice of meeting and proxy statement relating to such meeting and should be mailed to Liqui-Box Corporation, Post Office Box 494, Worthington, Ohio 43085-0494, Attention: Secretary. If a shareholder intends to present a proposal at the 2001 Annual Meeting of Shareholders, but has not sought the inclusion of such proposal in Liqui-Box's proxy, notice of meeting and proxy statement, such proposal must be received by the Secretary of Liqui-Box prior to February 10, 2001 or Liqui-Box's management proxies for the 2001 Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in Liqui-Box's proxy, notice of meeting or proxy statement.

                                          By Order of the Board of Directors

                                          C. William McBee
                                          SECRETARY

                             LIQUI-BOX CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 20, 2000

    The undersigned hereby constitutes and appoints Samuel B. Davis and C. William McBee, and each of them, with full power of substitution and revocation, as proxy or proxies to appear and vote the common shares of Liqui-Box Corporation ("Liqui-Box") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders on April 20, 2000, and any adjournment thereof, for the following purposes:

1.   Election of four (4) directors for terms expiring in 2002.
     / /  FOR all nominees listed below                         / /  WITHHOLD AUTHORITY
          (except as marked to the contrary below)*                  to vote for all nominees listed below

     Samuel B. Davis             Russell M. Gertmenian             John Trostheim             Robert L. Zeig
     *(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below)

     --------------------------------------------------------------------------------------------------------------------
2.   Proposal to approve the proposed amendment to Liqui-Box's Code of Regulations, as amended.
     / /  FOR                               / /  AGAINST                               / /  ABSTAIN
3.   In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                          (CONTINUED ON REVERSE SIDE)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE SHAREHOLDER(S) EXECUTING THE SAME. IF NO SPECIFICATION IS MADE, THE COMMON SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS OF LIQUI-BOX. IF ANY OTHER MATTERS ARE BROUGHT BEFORE THE MEETING OR, IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT, IS UNABLE TO SERVE, OR FOR GOOD CAUSE, WILL NOT SERVE, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE BOARD OF DIRECTORS MAY RECOMMEND.

    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated March 27, 2000 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the common shares represented by this proxy.

                                                                      Date -------------------------------------------

                                                                      -----------------------------------------------
                                                                      Signature(s)

                                                                      -----------------------------------------------
                                                                      (Please sign here exactly as the name appears
                                                                      herein. If common shares are registered in two
                                                                      names, both should sign.) When signing as
                                                                      attorney, executor, administrator, trustee,
                                                                      guardian or corporate official, please give your
                                                                      full title.